Exhibit T3A.7(e)

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:24 PM 07/30/2020
FILED 06:24 PM 07/30/2020	CORE SCIENTIFIC, INC.
SR 20206504809 - File Number 6660521
CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

CORE SCIENTIFIC, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the ‘‘Board of Directors”) by its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and pursuant to Section 151 of the DGCL, the Board of Directors, by action at a meeting on June 12, 2020, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize, and provide for the issuance of Series B Convertible Preferred Stock, par value $0.00001 per share, at an issuance price of three dollars fifty cents $3.50 per share, having the powers, preferences, relative, participating, optional, and other special rights and the qualifications, limitations, and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

This Certificate of Designations shall be deemed effective on June 12, 2020 for accounting purposes only.

1.     Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as “Series B Preferred Stock.” The aggregate number of shares constituting such Series B Preferred Stock shall be fourteen million three hundred twenty-six thousand six hundred forty-six (14,326,646) shares, of which no shares of Series B Preferred Stock have been issued.

2.     Rank. The Series B Preferred Stock shall, in respect of dividends and distributions upon the liquidation, winding-up, and dissolution of the Corporation, rank: (i) senior to the Common Stock and each other class of Capital Stock or class or series of Preferred Stock hereafter created that does not expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock as to dividends and distributions upon the liquidation, winding-up, and dissolution of the Corporation (collectively, together with the Common Stock, “Junior Stock”); (ii) on a parity with the Series A Preferred Stock and any other class of Capital Stock or class or series of Preferred Stock hereafter created that expressly provides that it ranks on a parity with the Series B Preferred Stock as to dividends and distributions upon the liquidation, winding-up, and dissolution of the Corporation (“Parity Stock”).

3.     Dividends.

(a)     When, as, and if declared by the Board of Directors and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends to the holders of Series B Preferred Stock. All dividends paid in respect of shares of Series B Preferred Stock shall be paid pro rata to the holders entitled thereto. The Corporation shall not pay any dividend or make any other distribution on any Series B Preferred Stock unless it declares a pro rata dividend or makes a pro rata distribution on all then outstanding shares of Series B Preferred Stock.

(b)     No dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Stock for any period unless dividends have been or contemporaneously are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment. on the Series B Preferred Stock.

(c)     So long as any share of Series B Preferred Stock is outstanding. the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Series B Preferred Stock have been paid in full in cash.

(d)     So long as any share of Series B Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Series B Preferred Stock have been paid in full in cash.

4.     Liquidation Preference.

(a)     The liquidation preference of the Series B Preferred Stock shall be three dollars fifty cents ($3.50) per share (“Liquidation Preference”). In the event of any liquidation (including a partial liquidation or a Deemed Liquidation). dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, (a “Liquidation Event”), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share in cash equal to the Liquidation Preference at such time (plus an amount equal to all accumulated and unpaid dividends to the liquidation date), for each outstanding share of Series B Preferred Stock before any payment shall be made or any assets distributed to the holders of any Junior Stock. If the assets of the Corporation are insufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series B Preferred Stock and all Parity Stock, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock and any Parity Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)     Any (i) consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity (the Corporation, such surviving entity or the acquirer(s) of assets contemplated by clause (ii), as applicable, the “Surviving Entity”)), (ii) sale or transfer by the Corporation of all or substantially all of its assets (determined for the Corporation together with its Subsidiaries on a consolidated basis), or (iii) sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s Capital Stock by the Corporation or the holders thereof, in any case of (i), (ii) or (iii), as a result of which the holders of the Corporation’s outstanding Capital Stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or issuance cease to own the Surviving Entity’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Surviving Entity’s Board of Directors shall be deemed to be a liquidation, dissolution and winding up of the Corporation (a “Deemed Liquidation”) for purposes of this Section 4.

(c)     Notwithstanding the above, for purposes of determining the amount each holder of shares of Series B Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of Series B Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of Series B Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Series B Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series B Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

5.     No Redemption. The Series B Preferred Stock is not redeemable at the option of the holder thereof.

6.     Voting Rights. The holder of each share of Series B Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such share of Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half (0.5) being rounded upward).

7.     Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)     Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing three dollars fifty cents ($3.50) (the “Original Issue Price”) by the Conversion Price (the conversion rate for Series B Preferred Stock into Common Stock is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share of Series B Preferred Stock shall be the Original Issue Price; provided, however, that the Conversion Price for the Series B Preferred Stock shall be subject to adjustment as set forth in subsection 7(d).

(b)     Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Series B Preferred Stock immediately upon the earlier of (i) the sale of Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 (or any successor form) under the Securities Act of 1933, as amended, in which the aggregate gross proceeds of the public offering to the Corporation and/or to any selling stockholders was not less than $100,000,000 (a “Qualified Public Offering”) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series B Preferred Stock (voting together as a single class, and on an as-converted basis). In the event that the public offering price of Common Stock in such Qualified Public Offering (the “Listing Price”) is less than the Original Issue Price, then for purposes of the automatic conversion contemplated in this Section 7(b)(i), the Conversion Price shall be equal to the Listing Price.

(c)     Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid along with payment for all declared but unpaid dividends and payment for any fractional shares on the shares so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with automatic conversion provisions of Section 7(b){ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)     Conversion Price Adjustments of Series B Preferred Stock for Certain Dilutive Issuances. Splits and Combinations. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)     In the event the Corporation should at any time or from time to time after the date first set forth above fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.

(ii)     If the number of shares of Common Stock outstanding at any time after the date first set forth above is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)     Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision. combination or merger or sale of assets transaction provided for elsewhere in this Section 7 or in Section 4) provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

8.     Reissuance of Series B Preferred Stock. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever (including by redemption or reclassification) shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Series B Preferred Stock and may be reissued as Series B Preferred Stock (subject to the limitations hereof). In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 7 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to affect the corresponding reduction in the Corporation’s authorized Capital Stock.

9.     Notice. Any notice or communication mailed to a holder of Series B Preferred Stock shall be mailed to the holder at the holder’s address as it appears in the stock register of the Corporation and shall be sufficiently given if so mailed within the time prescribed. Failure to mail a notice or communication to a holder or any defect in such notice shall not affect its sufficiency in respect of any other holder. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

10.     Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” has the meaning specified in the introductory paragraph hereof.

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of the Corporation, whether now existing or hereafter created.

“Certificate of Designations” means this Certificate of Designations as amended from time to time in accordance with the terms hereof.

“Certificate of Incorporation” has the meaning specified in the introductory paragraph hereof.

“Common Stock” means common stock, par value $0.00001 per share, of the Corporation.

“Conversion Price” has the meaning specified in Section 7(a) hereof.

“Conversion Rate” has the meaning specified in Section 7(a) hereof.

“Conversion Rate” has the meaning specified in Section 7(a) hereof.

“Corporation” has the meaning specified in the introductory paragraph hereof.

“Deemed Liquidation” has the meaning specified in Section 4(a).

“DGCL” has the meaning specified in the introductory paragraph hereof.

“Junior Stock” has the meaning specified in Section 2.

“Liquidation Event” has the meaning specified in Section 4(a).

“Liquidation Preference” has the meaning specified in Section 4(a).

“Listing Price” has the meaning specified in Section 7(b) hereof.

“Parity Stock” has the meaning specified in Section 2.

“person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, or other legal entity, and shall include any successor (by merger or otherwise) of any entity.

“Qualified Public Offering” has the meaning specified in Section 7(b) hereof.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.00001 per share, of the Corporation.

“Series B Preferred Stock” has the meaning specified in Section 1.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed by the undersigned as of June 12, 2020.

CORE SCIENTIFIC, INC.

By:
	Name:	Todd DuChene
	Title:	General Counsel and Corporate Secretary

SIGNATURE PAGE TO THE CERTIFICATE OF DESIGNATIONS SERIES B CONVERTIBLE PREFERRED STOCK OF CORE SCIENTIFIC, INC.